Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 21, 2019

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q1 Sales

PHILADELPHIA, PA, May 21, 2019 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $33 million and earnings per diluted share of $0.31 for the three months ended April 30, 2019.

Total Company net sales for the three months ended April 30, 2019, increased 1.0% over the same period last year to a record $864 million. Comparable Retail segment net sales increased 1%, driven by double-digit growth in the digital channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 2% at Free People, 1% at the Anthropologie Group and were flat at Urban Outfitters. Wholesale segment net sales increased 2%.

“We are pleased to announce record first quarter sales,” said Richard A. Hayne, Chief Executive Officer. “Our sales growth was driven by our seventh straight quarter of positive Retail segment ‘comps’ as well as continued growth in our Wholesale segment,” finished Mr. Hayne.

Net sales by brand and segment for the three-month period were as follows:

	Three Months Ended
	April 30,
	2019	2018
Net sales by brand
Anthropologie Group	$354,988	$347,085
Urban Outfitters	316,806	322,678
Free People	186,191	181,307
Food and Beverage	6,428	4,618
Total Company	$864,413	$855,688

Net sales by segment
Retail Segment	$782,563	$775,564
Wholesale Segment	81,850	80,124
Total Company	$864,413	$855,688

For the three months ended April 30, 2019, the gross profit rate decreased by 167 basis points versus the prior year’s comparable period. The decrease in total company gross profit rate was driven by lower gross profit in the Retail segment while gross profit in the Wholesale segment increased. The decrease in Retail segment gross profit rate was driven by higher markdowns and deleverage in delivery and logistics expenses. The higher markdowns were largely driven by underperforming women’s apparel at the Anthropologie and Urban Outfitters brands. The deleverage in delivery and logistics expenses is primarily due to the increase in penetration of the digital channel. The benefit or leverage in store occupancy due to the increased penetration of the digital channel was more than offset by negative store comparable net sales resulting in store occupancy deleverage on a Retail segment basis. The improvement in Wholesale segment gross profit rate was due to a higher penetration of sales to full price customers versus closeout customers.

As of April 30, 2019, total inventory increased by $3.7 million, or 0.9%, on a year-over-year basis. Comparable Retail segment inventory increased 1% at cost.

Selling, general and administrative expenses increased by $2.3 million, or 1.0%, during the three months ended April 30, 2019, compared to the prior year’s comparable period. As a percentage of net sales, selling, general and administrative expenses were flat when compared to the prior year’s comparable period. The dollar growth in selling, general and administrative expenses was partially due to increased marketing expenses used to support the digital channel sales growth.

The Company’s effective tax rate for the three months ended April 30, 2019, was 23.7% compared to 23.6% in the prior year period. The effective tax rate for the three months ended April 30, 2019 was favorably impacted by approximately 140 basis points due to equity activity.

Net income for the three months ended April 30, 2019, was $33 million and earnings per diluted share was $0.31.

On February 1, 2019, the Company adopted an accounting standards update that amended the previous accounting standards for lease accounting. The adoption resulted in the recognition of approximately $1.3 billion of lease liabilities and corresponding right-of-use assets of approximately $1.1 billion, with the offsetting balance representing a reduction in the previously recognized deferred rent balance. The adoption did not result in a material impact on the Company’s Condensed Consolidated Statements of Income.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program, of which 12.0 million common shares were remaining as of April 30, 2019. During the three months ended April 30, 2019, the Company repurchased and subsequently retired 2.4 million common shares for approximately $71 million under this program. During the year ended January 31, 2019, the Company repurchased and subsequently retired 3.5 million common shares for approximately $121 million under this program.

During the three months ended April 30, 2019, the Company opened a total of four new retail locations including: two Anthropologie Group stores and two Free People stores; and closed three retail locations including: one Anthropologie Group store, one Free People store and one Food and Beverage restaurant. During the three months ended April 30, 2019, one Anthropologie Group franchisee-owned store was opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada and Europe and websites; 228 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 136 Free People stores in the United States, Canada and Europe, catalogs and websites, 12 Food and Beverage restaurants, 4 Urban Outfitters franchisee-owned stores, 1 Anthropologie Group franchisee-owned store and 1 Free People franchisee-owned store, as of April 30, 2019. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,200 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss first quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/m6/p/3djbdqhv

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2019	2018

Net sales	$864,413	$855,688
Cost of sales	595,357	575,028
Gross profit	269,056	280,660
Selling, general and administrative expenses	229,036	226,764
Income from operations	40,020	53,896
Other income, net	2,680	80
Income before income taxes	42,700	53,976
Income tax expense	10,115	12,716
Net income	$32,585	$41,260

Net income per common share:
Basic	$0.31	$0.38
Diluted	$0.31	$0.38

Weighted-average common shares outstanding:
Basic	104,437,460	108,490,926
Diluted	105,340,148	109,743,677

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	68.9%	67.2%
Gross profit	31.1%	32.8%
Selling, general and administrative expenses	26.5%	26.5%
Income from operations	4.6%	6.3%
Other income, net	0.3%	0.0%
Income before income taxes	4.9%	6.3%
Income tax expense	1.1%	1.5%
Net income	3.8%	4.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$291,199	$358,260	$313,713
Marketable securities	229,163	279,232	166,367
Accounts receivable, net of allowance for doubtful accounts of $892, $1,499 and $1,895, respectively	88,390	80,461	88,936
Inventory	408,362	370,507	404,617
Prepaid expenses and other current assets	122,183	114,296	123,505
Total current assets	1,139,297	1,202,756	1,097,138

Property and equipment, net	829,072	796,029	819,725
Operating lease right-of-use assets	1,088,290	—	—
Marketable securities	93,894	57,292	35,079
Deferred income taxes and other assets	101,267	104,438	99,273
Total Assets	$3,251,820	$2,160,515	$2,051,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174,258	$144,414	$158,870
Current portion of operating lease liabilities	214,443	—	—
Accrued expenses, accrued compensation and other current liabilities	259,478	242,230	256,221
Total current liabilities	648,179	386,644	415,091
Non-current portion of operating lease liabilities	1,092,180	—	—
Deferred rent and other liabilities	63,490	284,773	289,709
Total Liabilities	1,803,849	671,417	704,800

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 103,599,364, 105,642,283 and 108,670,688 issued and outstanding, respectively	10	11	11
Additional paid-in-capital	—	—	6,434
Retained earnings	1,478,678	1,516,190	1,358,683
Accumulated other comprehensive loss	(30,717)	(27,103)	(18,713)
Total Shareholders’ Equity	1,447,971	1,489,098	1,346,415
Total Liabilities and Shareholders’ Equity	$3,251,820	$2,160,515	$2,051,215